Exhibit B
                           CSW International, Inc.
                                Balance Sheet
                              December 31, 1995
                                 (Unaudited)
                                  ($000's)


                                         12/31/95

ASSETS

CURRENT ASSETS
        Cash                          $   316,014
        Marketable Securities             123,305
        Accounts Receivable               318,906
        Other Current Assets               19,813
                                          778,038

NONCURRENT ASSETS
        Equity Investments                 18,520
        Fixed Assets, net                 908,452
        Goodwill                        1,073,495
        Deferred Charges and Other         42,647
                                        2,043,114

TOTAL                                 $ 2,821,152


LIABILITIES AND EQUITY

LIABILITIES
        Accounts Payable
          and Other                   $ 1,330,912
        Borrowings from CSW Corp.         750,380
        Long Term Debt                    171,260
        Other Liabilities                 176,915
        Accumulated Deferred
          Income Taxes                    183,873
                                        2,613,340

EQUITY
        Common Stock                            1
        Retained Earnings                   5,776
        Minority Interest                 202,010
        Currency Translation
           Adjustment                          25
                                          207,812

TOTAL                                 $ 2,821,152